EXHIBIT 10.9
                                                                    ------------

                             STOCK PURCHASE WARRANT


         This STOCK PURCHASE WARRANT ("Warrant") is issued this 31st day of August, 2006, by Harold's Stores, Inc., an Oklahoma corporation (the "Company"), to RonHow, LLC, a Georgia limited liability company ("RonHow") having an office at 3290 Northside Parkway, Suite 250, Atlanta, Georgia, 30302, Attention: Robert Anderson. RonHow and any subsequent assignee or transferee hereof are hereinafter referred to collectively as "Holder" or "Holders").

         1. Issuance of Warrant; Term. For and in consideration of RonHow making a loan to the Company in an amount of Five Million and no/100ths Dollars ($5,000,000.00) pursuant to the terms of a secured promissory note of even date herewith (the "Note") and related subordinated loan agreement of even date herewith (the "Subordinated Loan Agreement"), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby grants to Holder the right to purchase up to 1,032 shares of the Company's Series 2006-B Preferred Stock (the "Series 2006-B Preferred Stock"). The shares of 2006-B Preferred Stock issuable upon exercise of this Warrant are hereinafter referred to as the "Shares." The Conversion Price (as defined in the Certificate) of the 2006-B Shares acquired upon any exercise of the Warrant shall be equal to the 20 day average of the closing prices of the Company's Common Stock as quoted on the Over-the-Counter Bulletin Board for the twenty
(20) trading days ending on the day before the date of this Agreement, or $0.43 per share. The Conversion Price shall be subject to adjustment as provided in the Certificate of Designation of the Series 2006-B Preferred Stock filed with the Secretary of State of the State of Oklahoma (the "Certificate"). All other terms of the 2006-B Shares shall be governed by such Certificate of Designation. This Warrant shall be exercisable at any time and from time to time from the date hereof until September 30, 2016.

         2. Exercise Price. The exercise price (the "Exercise Price") per share for which all or any of the Shares may be purchased pursuant to the terms of this Warrant shall be One Cent ($.01) per share, for an aggregate exercise price of $10.32.

         3. Exercise; Vesting. This Warrant may be exercised by the Holder hereof (but only on the conditions hereinafter set forth) in whole or in part as to the Vested Shares (defined below) that may be acquired hereunder, from time to time after the earlier to occur of (a) satisfaction in full of all amounts due under the Subordinated Loan Agreement or (b) an Event of Default under the Subordinated Loan Agreement, by delivery of written notice of intent to exercise to the Company in the manner at the address of the Company set forth in Section
7.6 hereof, together with this Warrant and payment to the Company of the aggregate Exercise Price of the Shares so purchased. The Shares shall vest ratably from the date of this Warrant through May 31, 2010, provided that no further vesting shall occur after the payment in full of the Note; and the whole shares as to which this Warrant has vested from time to time are referred to herein as the "Vested Shares." The Exercise Price shall be payable in cash or by check (which need not be certified). Upon exercise of this Warrant, the Company shall, as promptly as practicable, and in any event within fifteen (15) days thereafter, execute and deliver to the Holder of this Warrant

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a certificate or certificates for the total number of whole Shares for which this Warrant is being exercised in such names and denominations as are requested by such Holder. If this Warrant shall be exercised with respect to less than all of the Vested Shares, the Holder shall be entitled to receive a new Warrant covering the number of Vested Shares in respect of which this Warrant shall not have been exercised, which new Warrant shall in all other respects be identical to this Warrant. The Company covenants and agrees that it will pay when due any and all state and federal issue taxes which may be payable in respect of the issuance of this Warrant or the issuance of any Shares upon exercise of this Warrant.

         4. Covenants and Conditions. The above provisions are subject to the following:

                  4.1. Neither this Warrant nor the Shares have been registered under the Securities Act of 1933, as amended ("Securities Act"), or any state securities laws ("Blue Sky Laws"). This Warrant has been acquired for investment purposes and not with a view to distribution or resale and may not be sold or otherwise transferred without (i) an effective registration statement for such Warrant under the Securities Act and such applicable Blue Sky Laws, or (ii) an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company and its counsel, that registration is not required under the Securities Act or under any applicable Blue Sky Laws. Transfer of the Shares and any additional shares of Series 2006-B Preferred Stock issued as dividends on any Shares (the "Dividend Shares") and any shares of Common Stock issued on any conversion of the Shares (the "Underlying Common Stock") shall be restricted in the same manner and to the same extent as the Warrant and the certificates representing such Shares, Dividend Shares or underlying Common Stock shall bear substantially the following legend:

                  THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR THE AVAILABILITY OF AN EXEMPTION THEREFROM.

         The Holder hereof and the Company agree to execute such other documents and instruments as counsel for the Company reasonably deems necessary to effect the compliance of the issuance of this Warrant and any Shares, Dividend Shares or Underlying Common Stock with applicable federal and state securities laws.

                  4.2. The Company covenants and agrees that all Shares, Dividend Shares and Underlying Common Stock which may be issued upon exercise of this Warrant or as dividends on the Shares or on conversion of the Shares will, upon issuance and payment therefor (if any), be legally and validly issued and outstanding, fully paid and nonassessable, free from all taxes, liens, charges and preemptive rights, if any, with respect thereto or to the issuance thereof. The Company shall at all times reserve and keep available for issuance upon the exercise of this Warrant such number of authorized but unissued shares of Series 2006-B Preferred Stock as will be sufficient to permit the exercise in full of this Warrant and issuance of any Dividend Shares, as well as an

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         adequate number of shares of the Company's common stock to permit conversion of such Series 2006-B Preferred Stock into Underlying Common Stock.

         5. Transfer of Warrant. Subject to the provisions of Section 4 hereof, this Warrant may be transferred, in whole or in part, to any person or business entity, by presentation of the Warrant to the Company with written instructions for such transfer. Upon such presentation for transfer, the Company shall promptly execute and deliver a new Warrant or Warrants in the form hereof in the name of the assignee or assignees and in the denominations specified in such instructions. The Company shall pay all expenses incurred by it in connection with the preparation, issuance and delivery of Warrants under this Section.

         6. Warrant Holder Not Shareholder. This Warrant does not confer upon the Holder, as such, any right whatsoever as a shareholder of the Company.

         7. Miscellaneous.

                  7.1. Good Faith; Cooperation; Further Assurances. The parties will in good faith undertake to perform their obligations in this Agreement, to satisfy all conditions and to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with its terms. The parties will cooperate fully with each other and their respective representatives in connection with any actions required to be taken as part of their respective obligations under this Agreement. Each party will deliver to the other such further instruments necessary or desirable, in the reasonable opinion of the requesting party and at the expense of the requesting party, to consummate or document the transactions contemplated by this Agreement.

                  7.2. Entire Agreement; Successors and Assigns. This Agreement and the Subordinated Loan Agreement constitute the entire agreement between the Company and the Holder relative to the subject matter hereof and supersede any previous agreement between the Company and the Holder regarding such subject matter. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.

                  7.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma without regard to the conflicts of laws principles thereof.

                  7.4. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

                  7.5. Headings. The section headings of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

                  7.6. Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery, or by delivery by overnight courier, or telecopy (with confirmation of receipt), or five (5) days

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         after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed:

                  if to the Company:           Harold's Stores, Inc.
                                               765 Asp
                                               Norman, Oklahoma 73070
                                               Attn: Chief Financial Officer
                                               Telecopy: (405) 366-2538

         and if to the Holder, to the Holder's address as set forth in the first paragraph of this Agreement

                  7.7. Survival of Warranties. The representations and warranties of the parties contained in or made pursuant to this Agreement shall survive for a period of one (1) year from the date of the Closing.

                  7.8. Amendment of Agreement. Any provision of this Agreement may be amended by a written instrument signed by the Company and the Holder.

                  7.9. Finders' Fees.8. The Company and the Holder will indemnify each other against all liabilities incurred by one party with respect to claims related to investment banking or finders' fees in connection with the transactions contemplated by this Agreement, arising out of arrangements between the party asserting such claims and the indemnifying party, and all costs and expenses (including reasonable fees of counsel) of investigating and defending such claims.


                         [signatures on following page]


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                         "COMPANY"

                         HAROLD'S STORES, INC.


                         By: /s/ Jodi L. Taylor
                             ---------------------------------------
                         Name: Jodi L. Taylor
                               -------------------------------------
                         Title: Chief Financial Officer & Secretary
                                ------------------------------------


                         "RONHOW"

                         RONHOW, LLC, a Georgia limited liability company

                         By: Ronus, Inc., a Georgia corporation, Managing Member

                         By: /s/ Robert L. Anderson
                             ---------------------------------------
                             Robert L. Anderson, President





                   [Signature Page to Stock Purchase Warrant]




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